AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”), is made and entered into this ____ day of March 2014, by and among SURNA, INC., a Nevada Corporation (“SURNA”), Safari Resources Group, a Nevada Corporation (“SRG”) and Robert Grinberg (solely as it relates to Section 10 and referred to herein as “Indemnitor”). SURNA and SRG are hereinafter sometimes collectively referred to as the “Parties.”

RECITALS:

A. SURNA desires to acquire the business of SRG through a merger of SRG with and into SURNA (the “Merger”), with SURNA as the surviving corporation of the Merger.

B. It is the intention of the parties hereto that: (i) the Merger shall qualify as a tax free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and related sections thereunder; and the parties intend this Agreement to qualify as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a), and (ii) the Merger shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the SURNA Security Holders reside.

C. The board of directors of each of SURNA, and SRG and the SURNA Security Holders each deem it to be in the best interests of SURNA and SRG and their respective shareholders to consummate the Merger, as a result of which SRG shall be merged with and into SURNA.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Merger and/or the Parties.

“Articles of Merger” shall mean the certificate of merger of SRG with and into SURNA pursuant to the Nevada Revised Statutes.

“Business Day” shall mean any day, excluding Saturday or Sunday or any other day on which national banks located in Nevada shall be closed for business.

“dollar” and “$” means lawful money of the United States.

“Effective Time” shall have the meaning set forth in Section 1.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“Knowledge” means the knowledge of the officers or other senior management of a Person after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“Merger Shares” shall mean that number of shares of SURNA Common Stock and Preferred Stock to be issued to the SRG Security Holders and others on the Closing Date and as at the Effective Time of the Merger.

“NRS” means the Nevada Revised Statutes.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“SRG Principal Executive Officer” shall mean the President or CEO of SRG.

“SRG Securities” means, as at the date in question, all of the issued and outstanding shares of common stock of SRG.

“SRG Security Holders” means the collective reference to all of the record holders of the SRG Securities at the Effective Time of the Merger, including the SRG Principal Executive Officers.

“SURNA Common Stock” shall mean the shares of common stock of SURNA, $.00001 par value per share.

“SURNA Fully-Diluted Common Stock” means, as at the time in question, the maximum number shares of SURNA Common Stock that are issued and outstanding, after giving effect to: (a) the issuance of all of the Merger Shares, as defined below; and (b) the issuance of any other shares of SURNA Common Stock that are issuable upon conversion of any SURNA notes or shares of SURNA Preferred Stock, or upon the exercise of options, warrants or other rights to purchase shares of SURNA capital stock, but only to the extent that such securities are (i) outstanding as at the Effective Time of the Merger, or (ii) issued subsequent to the Effective Time of the Merger.

“SURNA Preferred Stock” means the shares of preferred stock of SURNA, $.00001 par value per share.

“SURNA Security Holders” means the collective reference to all of the record holders of SURNA Common Stock and SURNA Preferred Stock immediately prior to the Effective Time of the Merger.

“Surviving Entity” shall mean SURNA as the surviving entity in the Merger as provided in Section 1.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any responsibility for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any responsibility for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

THE MERGER

SECTION 1. THE MERGER: EFFECTIVE TIME.

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, SRG shall merge with and into SURNA in accordance with the provisions of the NRS, the separate corporate existence of SRG shall cease and SURNA shall continue as the Surviving Entity. The Merger shall have all the effects provided for a merger under the NRS. The Surviving Entity may, at any time after the Effective Time, take any action, including executing and delivering any certificates, instruments and documents as shall be reasonably determined by the Board of Directors of the Surviving Corporation to be necessary and appropriate, in the name and on behalf of any of the Parties in order to carry out and effectuate the transactions contemplated by this Agreement.

1.2 Merger Shares.

(a) At the Effective Time, the SRG Security Holders shall receive seventy-seven million two hundred twenty thousand (77,220,000) shares of SURNA Common Stock and seventy-seven million two hundred twenty thousand (77,220,000) shares of SURNA Preferred Stock (collectively the “Merger Shares”) and are to be issued to the SRG Security Holders in the amounts listed in Schedule A hereto. The Effective Time of the Merger shall occur upon the filing of the Articles of Merger executed in accordance with the applicable provisions of the NRS with the Secretary of State of Nevada, or at such later time as may be agreed to by SURNA and SRG and specified in the Certificate of Merger subject to the satisfaction or waiver of each of the conditions set forth in Section 4. The date on which the Effective Time occurs is referred to as the “Effective Date.” Provided that this Agreement has not been terminated, the Parties will cause the Articles of Merger to be filed on the Closing Date, as hereafter defined in Section 1.3.

(b) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, all SRG Securities shall be converted into the right to receive the Merger Shares to be issued by SURNA.

(c) Exchange Agent. Joseph L. Pittera, Esq. shall act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging SRG Securities for the Merger Shares. At or within thirty (30) days after the Effective Date, SURNA shall deliver to the Exchange Agent certificates evidencing the Merger Shares. The Merger Shares issued at the Effective Time of the Merger shall be registered in the names of the SRG Security Holders.

(i) (d) All SRG Securities shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such SRG Securities shall cease to have any rights with respect thereto, except the right to receive the Merger Shares to be issued pursuant to this Section 1.2(a) (fractional shares may be issued rounded to the hundredth decimal point) upon the surrender of such certificate in accordance with Section 1.8, without interest.

(e) Notwithstanding the foregoing, the total number of outstanding SURNA Common Stock subsequent to the Closing of the transaction shall be no more than two hundred million (200,000,000) shares of SURNA Common Stock. No shares of SURNA Common Stock are to be issued during the Diligence Period.

1.3 Closing.

The closing of the Merger (the “Closing”) will take place at a date, location and time agreed upon between SURNA and SRG, within one (1) Business Day following the satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as SURNA, and SRG shall agree (the “Closing Date”).

1.4 Effect Of The Merger.

At the Effective Time, all the properties, rights, privileges, powers and franchises of SRG shall vest in SURNA, and all debts, liabilities and duties of SRG shall become the debts, liabilities and duties of SURNA without further act or deed, and all claims, demands, property and every other interest shall be as of the Effective Time the property of the Surviving Entity to the same extent as previously owned or held by SRG. As a result of and after the Merger, the SRG Security Holders immediately prior to the Effective Time shall cease to hold any SRG Securities but shall instead have the rights specified in Section 1.2 above.

1.5 Certificate Of Incorporation and Bylaws; Directors And Officers. Prior to the Effective Time of the Merger:

(a) The Certificate of Incorporation of SURNA is made a part hereof and shall be the Certificate of Incorporation of SURNA following the Merger. The Bylaws of SURNA are made a part hereof and shall be the Bylaws of SURNA following the Merger.

(b) The initial board of directors of SURNA subsequent to the Merger shall consist of the individuals set forth on Schedule 1.5A attached hereto, and such persons shall continue to serve as directors of SURNA until their successors have been duly nominated, elected or appointed as provided under SURNA’s Bylaws as may subsequently be amended in accordance with the provisions thereof. The persons serving as officers of SURNA subsequent to the Merger shall be as set forth on Schedule 1.5B attached hereto, and such persons shall hold the offices set forth opposite their names in SURNA until such time as their successors have been duly appointed and qualified as provided under SURNA’s Bylaws as may subsequently be amended in accordance with the provisions thereof.

1.6 Further Actions.

(a) If, at any time after the Effective Time, SURNA considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm (of record or otherwise) in SURNA its right, title or interest in, to or under any of the rights, properties, or assets of SRG, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of SURNA will be authorized to execute and deliver, in the name and on behalf of each of SRG and SURNA, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of SRG and SURNA, all such other actions and things as the Board of Directors of SURNA may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in SURNA or otherwise to carry out the intent and purposes of this Agreement.

1.7 Restrictions On Resale

The Merger Shares. The Merger Shares will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) SURNA receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for SURNA, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Merger Shares to be issued on the Effective Date pursuant to this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT.”

1.8 Exchange of Certificates.

(a) After the Effective Time and pursuant to a customary letter of transmittal or other instructional form provided by the Exchange Agent to the SRG Security Holders, the SRG Security Holders shall be required to surrender all their SRG Securities to the Exchange Agent, and the SRG Security Holders shall be entitled upon such surrender to receive in exchange therefor certificates representing the number of Merger Shares into which the SRG Securities theretofore represented by the stock transfer forms so surrendered shall have been exchanged pursuant to this Agreement. Until so surrendered, each outstanding certificate, which, prior to the Effective Time, represented SRG Securities, shall be deemed for all corporate purpose, subject to the further provisions of this Article I, to evidence the ownership of the number of Merger Shares for which such SRG Securities have been so exchanged. No dividend payable to holders of Merger Shares of record as of any Date subsequent to the Effective Time shall be paid to the owner of any certificate which, prior to the Effective Time, represented SRG Securities, until such certificate or certificates representing all the relevant SRG Securities, together with a stock transfer form, are surrendered as provided in this Article I or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by the Exchange Agent.

(b) All Merger Shares for which the SRG Securities shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the SRG Securities.

(c) On the Effective Date, the stock transfer book of SRG shall be deemed to be closed and no transfer of SRG Securities shall thereafter be recorded thereon.

(d) If any registered certificate for SRG Securities shall have been lost, stolen or destroyed, the Surviving Entity, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed shall issue the Merger Shares represented by such certificate to the persons legally entitled thereto.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SRG

SRG hereby makes no representations or warranties for the period prior to March 17, 2014. Subsequent to March 17, 2014, SRG represents and warrants as follows:

2.1 Organization and Good Standing: Ownership of Shares. SRG is a corporation duly organized and validly existing under the laws of the State of Nevada. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating SRG to issue, sell or transfer any stock or other securities of SRG.

2.2 Corporate Authority. SRG has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of SRG. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or bylaws of SRG.

2.3 Intangible Assets. SRG has full title and interest in all intellectual property material to the business of SRG (the “Intangible Assets”). SRG holds all rights, title and interest in all the Intangible Assets owned by it on the Balance Sheet or acquired by it after the Date on the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

2.4 Capitalization. The issued and outstanding shares of common stock of SRG consists of 75,000 shares of no par value common stock as of March 13, 2014.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SURNA

SURNA hereby represents and warrants as follows:

3.1 Organization and Good Standing. SURNA is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. SURNA has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

3.2 Corporate Authority. SURNA has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the directors and shareholders of SURNA as required by Nevada law. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or Bylaws of SURNA.

3.3 Capitalization.

(a) As of the date of this Agreement, SURNA is authorized to issue 350,000,000 shares of SURNA Common Stock, $.00001 par value per share, and 150,000,000 shares of SURNA Preferred Stock, $.00001 par value per share, of which approximately (i) 99,375,000 shares of SURNA Common Stock and (ii) no shares of SURNA Preferred Stock are issued and outstanding.

(b) There are no options, warrants, calls, conversion rights, commitments or agreements or any character (whether oral, written, express or implied) to which SURNA is a party or by which SURNA may be bound that do or may obligate SURNA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of SURNA Securities or that do or may obligate SURNA to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding agreements, contracts, obligations, promises, commitments, indentures, plans, instruments, arrangements, undertakings or understandings (whether oral, written, express or implied) to which SURNA is a party or is bound or which affects or relates to the voting, issuance, purchase, redemption, repurchase or transfer of any SURNA Securities. Other than as provided in this Agreement, SURNA has not, and prior to the Effective Time shall not, become party to or subject to any contract or obligation wherein any person has a right or option to purchase or acquire any rights in any additional SURNA Securities. None of the outstanding SURNA Securities was issued in violation of any law, rule or regulation, including, without limitation, state and federal securities laws. SURNA does not own, and does not have any contract to acquire, any equity securities or other securities of any person or entity (including any subsidiary) or any direct or indirect equity or ownership interest in any other business..

(c) At the Closing, the Merger Shares to be issued and delivered to the SRG Security Holders hereunder will when so issued and delivered, constitute valid and legally issued shares of SURNA Common and Preferred Stock, fully paid and non-assessable. The Merger Shares issuable to such SRG Security Holders shall represent approximately 80% of the SURNA Fully-Diluted Common Stock as at the Effective Time of the Merger.

3.4 Compliance with Laws. SURNA has complied with all federal, State, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of SURNA or the trading market for the SURNA Common Stock, and SURNA has complied with all provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

3.5 Actions and Proceedings. SURNA is not a party to any pending litigation or, to its knowledge, any governmental proceedings that are threatened against SURNA.

3.6 Access to Records; Financial Statements.

(a) The corporate financial records, minute books, and other documents and records of SURNA have been made available to SRG prior to the Closing hereof.

(b) The financial statements made available or delivered to SRG fairly represent the financial position of SURNA as of the dates set forth therein, and there have been no material adverse change in SURNA’s financial condition, business, property or assets since the last statement date. Such financial statements, including any related schedules and notes thereto (the “Financial Statements”), have been prepared in accordance with GAAP consistently applied throughout the period or periods in question (except as specifically disclosed therein) and show all liabilities, direct or contingent, of SURNA required to be shown in accordance with GAAP consistently applied throughout the period or periods in question (except as specifically disclosed therein) and fairly present the financial position and the results of SURNA for the periods indicated therein.

3.7 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a) violate any provision of the Certificate of Incorporation or Bylaws of SURNA;

(b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which SURNA is a party or by or to which it or any of its assets or properties may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, SURNA or upon the securities, properties or business to SURNA; or

(d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

3.8 Authority to Execute and Perform Agreements. SURNA has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of SURNA enforceable in accordance with its Terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by SURNA of this Agreement, in accordance with its respective Terms and conditions will not:

(a) require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b) conflict with or result in any breach or violation of any of the Terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to SURNA, or any instrument, contract or other agreement to which SURNA is a party or by or to which SURNA is bound or subject; or

(c) result in the creation of any lien or other encumbrance on the assets or properties of SURNA.

3.9 Full Disclosure. No representation or warranty by SURNA in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written Statement, certificate or instrument furnished or to be furnished by SURNA pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue Statement of a material fact or omits or will omit to State any fact necessary to make any Statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of SURNA.

3.10 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Financial Statements, SURNA does not have any liabilities, debts or obligations, whether absolute, accrued, contingent, unliquidated or otherwise and whether due or to become due (including without limitation any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), arising out of any transaction entered into on or prior to the Effective Time, other than contractual obligations incurred in the ordinary course of business not required to be disclosed in accordance with GAAP.

3.11 Subsidiaries. Schedule 3.11 sets forth for each subsidiary of SURNA (i) its name and jurisdiction of organization, (ii) its form of organization and capital structure, and (iii) the capital stock or membership or other equity interests held by SURNA in such subsidiary. SURNA holds of record and owns beneficially all of the outstanding shares of capital stock or other equity or ownership interests in each of its subsidiaries, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any nature whatsoever. There are no outstanding or authorized rights, contracts, arrangements or understandings that could require SURNA or any of its subsidiaries to sell, transfer, or otherwise dispose of any equity or ownership interest in any of its subsidiaries or that could require any subsidiary of SURNA to issue, sell, or otherwise cause to become outstanding any of its own shares of capital stock or membership or other equity or ownership interests or any shares of capital stock or membership or other equity or ownership interests in any other subsidiary. There are no (i) authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to or redeemable equity of, any subsidiary of SURNA or (ii) voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock, membership interest or other equity or ownership interests of any such subsidiary. SURNA does not control directly or indirectly and does not have any direct or indirect equity participation or other investment in any Person which is not a subsidiary.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Obligation of SURNA. All obligations of SURNA under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions (anyone of which may be waived at Closing by SRG):

(a) The representations and warranties by or on behalf of SURNA contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b) SURNA shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) On the Closing Date, an executive officer of SURNA shall have delivered to SRG a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of SURNA set forth in this Agreement are true and correct in all material respects.

(d) On or before the Closing, the Board of Directors and the shareholders of SURNA shall have approved, in accordance with applicable law, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable SURNA to comply with the terms of the Agreement

(e) The Merger shall be permitted by applicable law and SURNA shall have sufficient shares of SURNA Common Stock and SURNA Preferred Stock authorized to complete the Merger.

(f) At the Closing, all instruments and documents delivered to SRG and the SRG Security Holders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for SRG.

(g) The Merger Shares to be issued to the Shareholders of SRG at Closing will be validly issued, non-assessable and fully paid under the NRS and will be issued in a non-public offering and exempt merger transaction in compliance with all federal and State securities laws, bearing a restrictive legend, as is more fully set forth herein.

(h) An opinion of counsel for SURNA shall have been delivered to SRG dated as of the Closing Date setting forth the following opinions: (A) SURNA is a corporation duly organized and existing and in good standing under the laws of the State of Nevada and has filed all required to be filed with the Secretary of State of the State of Nevada; (b) this Agreement, and each other agreement and document delivered by SURNA on the Closing Date or to be delivered in connection thereof, have been duly authorized, executed and delivered by SURNA, and constitute valid and legally binding obligations of SURNA enforceable against SURNA in accordance with their respective terms; (c) there is no suit, action or legal, administrative or arbitrative or other proceeding or investigation pending or overtly threatened against SURNA that questions the validity of the Merger, or the right of SURNA to enter into the Agreement, or to consummate the transactions contemplated thereby; and (d) The Merger Shares will, upon issuance, be duly authorized, fully paid and non-assessable shares of the SURNA Common Stock and SURNA Preferred Stock.

4.2 Conditions Precedent to the Obligations of SRG. All obligations of SRG under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (anyone of which may be waived at Closing by SURNA):

(a) The representations and warranties by SRG contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b) SRG and the SRG Security Holders shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

(c) On the Closing Date, one of the SRG principal executive officers shall have delivered to SURNA a certificate, duly executed by such Person and certifying, that to such Person’s knowledge and belief, the representations and warranties of SRG set forth in this Agreement are true and correct in all material respects.

(d) The holders of a majority of the issued and outstanding shares of SRG common stock shall have approved, ratified and confirmed this Agreement, the Merger and all of the transactions contemplated hereby, all in accordance with applicable Nevada law.

SECTION 5. COVENANTS

5.1 Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

5.2 Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.3 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, SURNA, and SRG and the respective parties principal executive officers agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i) at the time of the disclosure was public knowledge;

(ii) is required to be disclosed publicly pursuant to any applicable Federal or State securities laws;

(iii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv) the receiving party had within its possession at the time of disclosure; or

(v) is ordered disclosed by a Court of proper jurisdiction.

5.4 Stock Certificates. Within thirty (30) days of the Closing or a time frame as determined by SEC regulatory requirements for filings, the SRG Security Holders shall have delivered the certificates representing the SRG Securities duly endorsed (or with executed stock powers). Further, within thirty (30) days of such Closing, SURNA shall issue to the SRG Security Holders the Merger Shares.

5.5 Filing of Certificate of Merger. The Articles of Merger shall have been filed in the office of the Secretary of State for the State of Nevada.

5.6 Indemnification of Officers and Directors. It is the intention of the Parties that SURNA and SRG shall indemnify its officers and directors to the fullest extent permitted by law, as applicable. In such connection, the Parties agree not to amend the Certificates of incorporation or Bylaws of either SURNA or SRG if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of each of SURNA and SRG, as the same are in effect immediately prior to the Effective Time of the Merger.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any right of either party to investigate the affairs of the other party and its Shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its Shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for three (3) years following the Closing.

SECTION 7. DOCUMENTS AT CLOSING AND THE CLOSING

7.1 Documents at Closing. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a) SRG will deliver, or will cause to be delivered, to SURNA the following:

(i) a certificate executed by the President or Secretary of SRG to the effect that all representations and warranties made by SRG under this Agreement are true and correct as of the Closing, the same as though originally given to SURNA on said Date;

(ii) a certificate from the State of Nevada dated at or about the Closing to the effect that SRG is validly existing under the laws of said State;

(iii) Common stock certificates representing those shares of SRG to be exchanged for the Merger Shares.

(iv) all other items, the delivery of which is a condition precedent to the obligations of SRG, as set forth in Section 4.

(b) SURNA will deliver or cause to be delivered to SRG and the SRG Security Holders:

(i) a certificate from SURNA executed by the President or Secretary of SURNA, to the effect that all representations and warranties of SURNA made under this Agreement are true and correct as of the Closing, the same as though originally given to SRG on said Date;

(ii) certified copies of resolutions by SURNA Board of Directors and shareholders authorizing this transaction;

(iii) certificates from the Nevada Secretary of State dated at or about the Closing Date that SURNA are in good standing under the laws of said State;

(iv) the legal opinion required in Section 4; and

(v) all other items, the delivery of which is a condition precedent to the obligations of SURNA, as set forth in Section 4 hereof.

SECTION 8. MISCELLANEOUS

8.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

8.3 Assignment. This Agreement is not assignable except by operation of law.

8.4 Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

To: SURNA: TBD

To: SRG : TBD

Any notice or Statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

8.5 Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Nevada, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

8.6 Arbitration. The parties hereby agree that any dispute or cause of action arising under this Agreement shall be settled by arbitration conducted by one arbitrator. The arbitrator shall be acceptable to both SRG and SURNA. If an arbitrator cannot be agreed upon as provided in the preceding sentence, an arbitrator will be appointed. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. Any such arbitration shall be held exclusively in Clark County, Nevada.

8.7 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

8.8 Entire Agreement. This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

8.9 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.10 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

8.12 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

8.13 Press Releases. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

SECTION 9. TERMINATION.

9.1 This Agreement may be terminated, and the Merger contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, notwithstanding the adoption of this Agreement and the approval of the Merger by the shareholders of either party:

(i) by mutual written consent duly authorized by the Board of Directors of SURNA and by the Board of Directors of SRG;

(ii) by either party if the Merger has not been consummated by April 15, 2014, except that the right to terminate this Agreement under this Section 9.1(ii) shall not be available to any party whose willful failure to perform any material obligation or to fulfill any material condition under this Agreement has been the proximate cause of, or resulted in, the failure of the Effective Time to occur on or before that date;

(iii) By either party if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

(iv) By SURNA if (A) SURNA is not in material breach of its respective obligations under this Agreement and (B) there has been (1) a material breach by SRG of any of its representations and warranties under this Agreement such that the conditions in Section 4.1 can not be satisfied or (2) a material failure by SRG to perform any of its obligations under this Agreement such that the conditions in Section 4.1 can not be satisfied, and, in both case (1) and case (2), the breach or failure cannot be cured by SRG within 30 calendar days following receipt by SRG of notice of the breach;

(v) By SRG if (A) SRG is not in material breach of its obligations under this Agreement and (B) there has been (1) a material breach by SURNA of any of its representations and warranties under this Agreement such that the conditions in Section 4.2 shall not be satisfied or (2) a material failure by SURNA to perform any of its obligations under this Agreement such that the conditions in Section 4.2 shall not be satisfied, and, in both case (1) and case (2), the breach or failure cannot be cured by SURNA within 30 calendar days following receipt by SURNA of notice of the breach; and

(vi) By either party, such party not then being in breach of the Agreement, if any Exhibit, Schedule or attachment appended hereto subsequent to the date of the Agreement or any amendment to any Exhibit, Schedule or attachment hereto made subsequent to the date of the Agreement shall materially adversely affect the economics, financial or business considerations of the transactions contemplated under this Agreement as determined by the receiving party.

9.2 In the event of termination of this Agreement as provided in this Section 9, the terminating party shall provide written notice of such termination to the other party and the provisions of this Agreement shall forthwith become void. Notwithstanding the foregoing, the event of termination of this Agreement by any party hereto, nothing herein shall limit the remedies at law or in equity of any party with respect to any breaches hereof by any other party.

SECTION 10. INDEMNIFICATION BY INDEMNITOR.

10.1 Indemnification. All statements of fact contained in any written statement, certificate, schedule, exhibit, or other document delivered to SRG by or on behalf of SURNA pursuant to Section 3 of this Agreement shall be deemed representations and warranties of Indemnitor hereunder. Indemnitor shall indemnify, defend and save and hold SRG and the Surviving Entity, and the respective officers, directors, employees, agents, shareholders, assigns and successors, and the affiliates of the foregoing persons and entities (“Indemnified Persons”), harmless from and against and in respect of, and shall pay to Indemnified Persons the amount of, any and all claims, demands, lawsuits, actions, causes of actions, administrative proceedings (including informal proceedings), losses, diminution in value, assessments, costs, damages, punitive damages, judgments, liabilities or expenses (including, but not limited to, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) of every kind, nature and description, whether or not involving a third party claim (collectively the “Losses”) that arise or result from or relate to, directly or indirectly:

(i) any material inaccuracy in any representation or document delivered under or pursuant to this Agreement or the material breach of any representation, warranty or covenant made by SURNA in or pursuant to this Agreement or any certificate, document, or instrument delivered by or on behalf of SURNA pursuant to this Agreement;

(ii) any misrepresentations in or omission from any schedule, exhibit or any other attachment to this Agreement delivered by or on behalf of SURNA pursuant to this Agreement;

(iii) any failure by SURNA to duly perform or observe any term, provision, covenant, or agreement in this Agreement to be performed or observed on the part of SURNA for periods prior to the Effective Time;

(iv) acts or omissions in connection with business activities conducted or to be conducted by SURNA, including, without limitation, the sale of goods or provision of services, prior to the Effective Time;

(v) any action, suit, investigation, proceeding, demand, assessment, audit, judgment and claim, including any employment-related claim relating to the time period on or prior to the Effective Time, even though such claims may not come to light until after the Effective Time; or

(vi) any Losses, including Tax-related or otherwise, relating to the distribution to the SURNA Security Holders of the shares of Trebor Resource Management Group Inc., which was a subsidiary of SURNA.

10.2 Procedures. The Indemnified Persons shall give Indemnitor prompt written notice of any written claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this Section 10 applies (the “Indemnification Notice”). If the document evidencing such claim or demand is a court pleading, the Indemnified Persons shall give such notice within ten (10) days of receipt of such pleading, otherwise, the Indemnified Persons shall give such notice within thirty (30) days of the date it receives written notice of such claim. Failure to give timely notice, including the Indemnification Notice, of a matter which may give rise to an indemnification claim shall not affect the rights of the Indemnified Persons to collect such Losses from Indemnitor so long as such failure to so notify does not materially adversely affect the Indemnitor’s ability to defend such Losses against a third party.

IN WITNESS WHEREOF, the parties have executed this agreement on the date first above written.

SURNA, INC.

By:	/s/ Robert G. Clarke
Name:	Robert G. Clarke
Its:	Chief Executive Officer

SAFARI RESOURCE GROUP

By:	/s/ Tom Bollich
Name:	Tom Bollich
Its:	President

ROBERT GRINBERG (solely for purposes of the indemnification obligations set forth in Section 10)

/s/ Robert Grinberg
Robert Grinberg

Schedule A

Surna, Inc.

Share Distribution

Safari Resource Group		Surna Shares to be Issued
Shareholder Name	Shares Owned	Common	Preferred
Tom Bollich	32,467	33,428,023	33,428,023
Michael Bollich	1,709	1,759,586	1,759,586
Stephen Keen	17,089	17,594,834	17,594,834
Brandy Keen	17,089	17,594,835	17,594,835
Tae Darnell	3,750	3,861,000	3,861,000
Douglas McKinnon	2,896	2,981,722	2,981,722
	75,000	77,220,000	77,220,000

Exhibit 1.5(a) and 1.5 (b)

Directors and Officers

The following Directors and Officers shall serve as follows:

Directors:

Upon Closing, Robert Grinberg and Robert Clarke shall resign as Directors and be replaced by Tom Bollich, Tae Darnell and Douglas McKinnon who shall serve until the next annual meeting of shareholders and until his/her successor shall have been elected and qualified.

Officers:

Effective with the Closing, Robert Clarke shall serve as Chief Executive Officer until March 27, 2014 and Chief Financial Officer until such time as the Form 10-K for the year ended December 31, 2013 is filed with the SEC. Subsequent to the filing of the Form 10-K , the following shall serve in his/her respective capacity and shall serve until the next annual meeting of Board of Directors and until his/her successor shall have been elected and qualified:

Tom Bollich	Director and Secretary
Tae Darnell	Director
Douglas McKinnon	Director